Exhibit 10.3



                             MANUFACTURING AGREEMENT

This Agreement is entered into by and between Who?Vision Systems, Inc., a Delaware corporation, with its principal place of business at 10315 102nd Terrace, Sebastian, Florida (hereafter referred to as "WVS"), and SPOT TECHNOLOGY, Inc., a Taiwanese corporation, with its principal place of business at No. 115 Community 4, Chang 16, Tung Kuang Li, Kuan Hsi Town, Hsinchu Hsien, Taiwan, ROC (hereafter referred to as "SPOT").

                                   BACKGROUND

     WHEREAS, WVS has certain expertise in fingerprint solutions and has proprietary technical information in the areas of fingerprint acquisition, processing and verification that may be used to create complete fingerprint solutions for the computer industry, and is developing a finger print module (hereafter referred to as "FPM");

     WHEREAS, SPOT has developed expertise in manufacturing computer related equipment and peripherals in significant volumes;

     WHEREAS, both parties acknowledge that there is a specific market window for fingerprint technology and products. Therefore, the parties agree to use their reasonable efforts to work together to make the best use of each partners capabilities;

     WHEREAS, SPOT and XL Vision, Inc. previously entered into a Strategic Distribution and Manufacturing Agreement dated November 19, 1997 (the "XLV Agreement").

     NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                    AGREEMENT

1.0 Definitions. As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

     1.1 Calendar. The calendar used herein is the western calendar currently in common use in the United States. For the purposes of this Agreement, quarters are defined as:

        Q1 January 1 - March 31


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        Q2 April 1 - June 30
        Q3 July 1 - September 30
        Q4 October 1 - December 31

Should these dates fall on non-working days, the quarter shall begin on the first working day following the date shown and end on the last working day before the date shown.

        1.2 "FPM" shall mean WVS's finger print module comprised of:

        a) A finger sensing surface that generates an image of the fingerprint

        b) An image sensor that can translate the finger image to an electronic signal

        c) Lens-based air gap optics that translates the image from the finger surface to the sensor.

        d) A signal processing and interface chip, that processes the fingerprint image into a form suitable for transportation to a PC host via USB and/or parallel port.

        e)      Firmware for the signal processing and interface chip.

        f) An API that runs on the PC and allows development of PC applications that makes use of the FPM. The API will include fingerprint matching functions and functions for accessing the FPM hardware via USB and/or Parallel Port.

        g) Any insufficient parts, or future upgrade will be granted into "FPM."

        1.3 "Object Code" shall mean computer programming code, routines and programs in machine executable form.

        1.4 "Third Party Software" shall mean the computer programming code, routines and programs in Object Code form (and also in Source Code if available), and the documentation thereof, which make up part of the FPM, and which are owned by, or proprietary to persons other than WVS or any of its affiliates.

        1.5 BOM means Bill of Material for the FPM as described in 1.2 of this Agreement.


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     2.0 Responsibilities.

        2.1 WVS License. WVS hereby grants SPOT a license in all its most up to date technology, know-how and information concerning or pertaining to the FPM subject to all other terms of this Agreement, and a sublicense to all Third Party Software, if available, to permit SPOT to manufacture quality and marketable FPM at affordable prices and in quantities necessary to meet WVS's demand. The schedule for transfer of such technology and know-how is attached hereto as appendix B. (such transfer will not be later than 31 December, 1997.)

        2.2     SPOT's Engineering and Manufacturing Responsibilities

                a) SPOT or its designated subsidiary or affiliate, agrees to manufacture all of its own generated FPM requirements and [xxxxxxxxxxxxxxxxxxxxxx] to be able to produce the unit volumes per 2.3(c) of this agreement.

                b) SPOT agrees to sell in U.S. dollars all manufactured FPMs to WVS or its designated subsidiary/affiliates using the following formula; hereinafter called SPOT Sell Price:
                        [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
                        xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
                        xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx]

                c) SPOT agrees to tool for increases in capacity above 2.3(c) volumes, due to WVS generated requirements as long as WVS provides SPOT notice of such increases 3 months before such volume increase is required, and the aggregate cost of additional tooling for said increase does not exceed [xxxxxxxxxxxxxxxxxx] per year for a minimum 50% increase in quantity.

                d) Spot agrees to purchase, at SPOT / WVS best manufacturing cost in US dollars, all necessary Tactile sense material for use with its FPM, plus shipping, handling, taxes, insurance and duties. WVS agrees to provide SPOT with monthly financial records related to manufacturing and supply of the tactile sense material.

                e) SPOT shall establish a manufacturing transfer team with qualified engineers no later than 31 December1997.

       [Confidential Treatment requested for redacted portion of document]



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                f)      SPOT shall participate with WVS in reviewing WVS's
                        designs and drawings for the FPM and the component piece parts in order to ensure compatibility with SPOT industrial design and manufacturing requirements, but WVS shall solely be responsible for proper designs.

                g) SPOT will be responsible for ensuring cost effectiveness, quality and reliability of the manufacturing process and the manufactured products.

                h) SPOT shall ensure that its facility and systems substantially comply with ISO 9002 standards.

                i) WVS shall provide SPOT with quality control criteria. SPOT shall perform quality control procedures jointly developed by SPOT and WVS on all manufactured units. In the event more than a specified number or percentage of units do not pass quality control tests, product acceptance and shipping shall be suspended until SPOT determines the source of failure and takes appropriate corrective action at its ownership/granted responsibility.

                j) Upon mass production, SPOT shall certify to WVS with each invoice that it has performed the mutually agreed upon quality control procedures on all manufactured units covered by the invoice.

                k) SPOT shall obtain at its own expense all safety approvals, quality certificates, manufacturing permits and licenses as may be required to manufacture and ship FPMs, and WVS will be responsible for such approvals, certifications, permits, and licenses to license the technology to SPOT.

     2.3  WVS Manufacturing Related Responsibilities

        a) WVS shall work with SPOT to provide mechanical interface drawings and information to SPOT on the FPM no later than 1 December 1997.

        b) WVS shall work with SPOT to provide a complete design and documentation package to SPOT for use in manufacturing no later than 31 December 1997.



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        c)      WVS is responsible for providing SPOT a design of the FPM
                described in 1.2 of this Agreement, whose Bill of Material will not exceed the following costs based on the following volumes:

                    1998 [xxxxxxxxxxxxx   xxxxxxx]
                    1999 [xxxxxxxxxxxxx   xxxxxxx]
                    2000 [xxxxxxxxxxxxx   xxxxxxx]
                    2001 [xxxxxxxxxxxxx   xxxxxxx]

                (assumes an exchange rate of 29.00 Taiwanese dollars to 1 US dollar or better)

                The above pricing reflects a software per unit cost in the BOM of [xxxx xxxxxxxxxx] for the years and quantities respectively. If a customer does not require the WVS supplied Software, the BOM cost will be reduced by the above software per unit figures. Any increases in the BOM due to special housing, packaging, connectors, or other requirements requested by SPOT shall be excluded in determining whether the BOM is within the maximum price.

        d) WVS agrees to establish a manufacturing team with qualified engineers no later then December 31, 1997 to provide SPOT with technology.

        e) WVS shall prepare and deliver to SPOT prior to commencement of production, quality control procedures to be applied to manufactured units.

     2.4  Purchases, Forecasts and Orders

        a)      Purchases

                WVS agrees to purchase a minimum of [xxx] of all its FPM and stand-alone requirements from SPOT of this agreement, as long as SPOT remains cost competitive, meets delivery needs and quality criteria. SPOT acknowledges that WVS intends to enter into a manufacturing agreement with 1 or more other manufacturers of the FPM, for other non-related products in additional distribution channels than those exclusively reserved for SPOT under any distribution agreement. Such minimum purchase requirement will not apply to requirements of such other manufacturers or their affiliates.

       [Confidential Treatment requested for redacted portion of document]



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        b)      Forecasts

                Beginning in ________ 1998, WVS will provide SPOT with a rolling 6-month forecast of unit purchase requirements. Forecasts are "Non-binding Forecasts", provided as good-faith estimates to help SPOT plan production, and manage inventory levels to meet WVS's requirements.

        c)      Order Placement

                Only authorized employees of WVS may place purchase orders (P.O.). SPOT is not authorized to accept purchase orders from any other entity. All P.O.s shall specify a price, delivery date and, if available, destination. All requested delivery dates will be subject to reasonable approval by SPOT.

        d)      Order Acknowledgment

                An acknowledgment of purchase orders will be returned to WVS within four working days of receipt of an order. If SPOT is unable to comply with some conditions of the order, for example, the delivery date, SPOT should still acknowledge orders, confirming all accepted data (quantity, price, etc) and informing WVS of the issue.

        e)      Invoices and Payment

                SPOT will invoice WVS for FPM units upon delivery on board the ship or other shipping mode.

                Payment by WVS shall be due NET 60 days after receipt of invoice. All invoices and payments shall be in U.S. dollars. Late payments shall bear interest at 1% per month.

        f)      Title and Risk of Loss

                All shipments of FPMs shall be made F.O.B. manufacturer's origin. Title for FPMs (if not passed per paragraph (i) above) and risk of loss for FPMs shall pass to WVS when the FPMs are placed on board the ship or other shipping mode.

        g) SPOT shall provide to WVS on a monthly basis with its 6 month rolling unit prices for FPMs based on WVS' forecasted volume requirements. SPOT shall provide supporting detail for its prices to confirm compliance with the formula in paragraph 2.2(b).



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3.0 Project Managers; Personnel; Progress Reports.

     3.1  WVS Project Manager and Personnel

        a) WVS shall appoint a project manager to coordinate WVS's activities and responsibilities relating to SPOT. WVS shall provide written notice to SPOT of the name and business address, daytime telephone number and telefax address of the WVS Project Manager. The initial WVS Project Manager shall be Tzu-Chiang Hsieh. WVS shall also appoint a full time manufacturing liaison, who will be responsible for the transition of the WVS FPM design to SPOT for manufacture, and will assist in its initial implementation.

                b) From time to time, personnel of WVS may perform work at the facilities of SPOT. WVS shall be solely responsible for any and all losses, liabilities, suits, claims, and expenses incurred by any of its personnel for damage to property or bodily injury, unless such damage to property or bodily injury was caused by the gross negligence or intentional misconduct of SPOT. While at the facilities of SPOT, all WVS personnel shall observe and follow the work rules, policies, and standards of SPOT.

     3.2  SPOT Project Manager and Personnel

                a) SPOT shall appoint a project manager to coordinate SPOT's activities and responsibilities relating to WVS. SPOT shall provide written notice to WVS of the name and business address, daytime telephone and telefax number of the SPOT Project Manager. The initial SPOT Project Manager shall be Paul Yang.

                b) From time to time, personnel of SPOT may perform work at the facilities of WVS. SPOT shall be solely responsible for any and all losses, liabilities, suits, claims, and expenses incurred by any of its personnel for damage to property or bodily injury, unless such damage to property or bodily injury was caused by the gross negligence or intentional misconduct of WVS. While at the facilities of WVS, all SPOT personnel shall observe and follow the work rules, policies and standards of WVS.



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   3.3  Progress Report Meetings

        (a) WVS and SPOT shall each provide to the other a monthly written progress report. Reports shall be in Microsoft Office format and shall indicate the following:

             Status of progress to current scheduled milestones.
             Short description of problems in meeting such milestones. Proposed recovery method to meet next milestone.
             Probability of meeting next milestone.
             Any other information reasonably requested by either party with respect to the Project.

4.0 Deliverable & Acceptance

     4.1 The deliverables from WVS for the manufacturing effort are as follows (also, the deliverables should contain an FPM sample described in section 1.2):

        Theory of Operation - a detailed, written description of the functional nature of the FPM design. It shall include functional and circuit block diagrams, data flow and timing diagrams, and a detailed description of the functional flow.

        Schematic Diagrams - a full set of electronic schematic circuit diagrams. The drawings for these items shall be in the OrCad DSN format.

        Mechanical Drawings - These shall include all relevant drawings required to implement the design into SPOT's manufacturing process. Included will be detailed drawings for piece parts designed by WVS, source control documents for all components specified by WVS, and a preliminary Bill of Materials. These documents will be created and delivered in the AutoCad DWG format. WVS will participate with SPOT in reviewing industrial Design and package drawings and will determine how the overall Industrial Design will impact the design and layout of specific piece parts (for instance, Printed Circuit Boards), but WVS shall not be responsible for providing overall envelope drawings. Since SPOT will be responsible for the implementation of the FPM into other parties' industrial designs, WVS will provide only the mechanical drawings necessary to support SPOT's industrial design and manufacturing requirements.

        Software - All firmware and interface drivers will be developed by WVS and delivered to SPOT. This delivery shall be in the form of executable code.

     4.2 Orientation and Training Program. WVS shall provide an orientation and training program for the purpose of educating SPOT's personnel in the use, operation, technical support,



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maintenance, management, and assistance for manufacturing of the FPM. WVS shall also provide to SPOT all improvements with respect to the FPM subject to the terms of this agreement and, in order to maintain a competitive product, shall use its best efforts to make incremental improvements to the technology.

5.0 Proprietary Rights

     5.1  Proprietary Rights of WVS Defined

        a) FPM Design and Configuration - All right, title and interest in and to (i) the design and configuration of the FPM, including all deliverables, (ii) all updates and enhancements to the design and configuration of the FPM, (iii) all documentation prepared by WVS for the FPM, and (iv) any and all intellectual property rights inherent in the FPM design and configuration ('i', 'ii', and 'iii' and 'iv' are collectively the "FPM Design and Configuration"), including without limitation all patent rights, copyrights, trademarks, know-how and trade secrets, does and shall belong exclusively to WVS. If any know-how or trade secrets are jointly developed [or become part of public domain], they shall be jointly owned by WVS and SPOT.

        b) Developed Software - All right, title and interest in and to (i) software developed for incorporation into the FPM, (ii) all updates and enhancements of such software, (iii) all documentation and (iv) any and all intellectual property rights relating to the foregoing, does and shall belong exclusively to WVS. If any software is jointly developed or becomes part of the public domain, it shall be jointly owned by WVS and SPOT.

        c) Third Party Software - WVS has at its own expense secured the rights to fingerprint matching software. WVS shall pass through (in whatever form) licensing rights and restrictions, which pertain to third party software and technology.

     5.2 Confidentiality. The FPM Design and Configuration and the Developed Software, and each item included in such, and all materials and copies containing any part of such, shall be maintained as confidential by SPOT, shall be disclosed by SPOT only to its employees who need such materials and information for SPOT to fulfill its obligations and not to any other person or entity, and shall not be used by SPOT for any other purpose. SPOT's obligation shall not apply to any information which becomes part of the public domain other than as a result of SPOT's breach of its obligations under this paragraph. SPOT shall be responsible for ensuring that its employees comply with its confidentiality obligations.




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     5.3 Trademarks. Neither SPOT nor WVS shall use the other party's trademarks or tradenames without prior written consent.

6.0  License and Sublicense

     6.1 Exclusive License--WVS hereby grants SPOT the rights accorded to it as provided of this agreement, as long as SPOT meets it's obligations under this agreement. No other licenses shall be implied or given.

     6.2 Right to Sub-license. SPOT shall not have the right to sub-license or discuss the potential to sub-license, any of the rights, privileges and licenses granted hereunder without the express written consent of WVS, during the period of this Agreement including to affiliates of SPOT. Any agreement to sub-license shall be incorporated as an amendment to this Agreement and therefore carry all requirements as stated herein.

7.0  Term and Termination

     7.1 WVS's Right to Terminate. WVS shall have the right to terminate this Agreement if:

             a) SPOT materially breaches its confidentiality obligations this Agreement;

             b) SPOT sells or delivers any FPMs or other fingerprint sensing/reading device to any unauthorized person in violation of Section 2.2(l);

             c) SPOT materially breaches any other obligation under this Agreement and the breach remains uncured for 90 days after written notice of the breach is given by WVS; or

             d) If SPOT should become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of SPOT shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of SPOT or otherwise, this Agreement shall automatically terminate.

     7.2 SPOT Right of Termination. SPOT shall have the right to terminate this Agreement if:

             a) WVS fails to pay any amount when due which failure remains uncured for 30 days after written notice by SPOT.

             b) WVS materially breaches any other obligation under this Agreement and the breach remains uncured for 90 days after written notice of the breach is given by SPOT.



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             c)      If WVS should become bankrupt or insolvent prior to
                     completing its obligations under the Agreement, or shall file a petition in bankruptcy, or if the business of WVS shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of WVS or otherwise, this Agreement shall automatically terminate.

             d) SPOT is unable to manufacture quality FPMs under the design provided by WVS.

     7.3 Effect of Termination. Upon termination of this agreement:

         a) All outstanding amounts payable shall be payable in accordance with the terms of this Agreement,

     7.4 Term of License. The term of this Agreement shall commence on the date thereof and continue through 31 December 2001, subject to earlier termination pursuant to sections 7.3 and 7.4 of this Agreement. The term shall review for additional one-year terms unless either party gives written notice at least 60 days before the expiration of any terms of its intent not to renew. The parties shall begin negotiating minimum production capacity commitments for each renewal term at least 120 days before expiration of the prior term.

8.0  Warranties; Product Returns

     8.1 Warranties by WVS. In recognition of the fact that SPOT shall be required to complete the process of developing a manufacturing prototype for the FPM and shall have the sole responsibility for maintaining the quality control process associated with the manufacture of the FPM, WVS takes sole responsibility for any patent infringement related directly, indirectly or collectively and pertaining to paragraph 1.2, 5.1a and 5.1b.

     8.2 SPOT Warranty. SPOT warrants that, for a period of 90 days from delivery, each FPM unit shall be free from defects in materials or workmanship.

     8.3 Mutual Indemnification. WVS will indemnify SPOT in the event of damages arising from product design, and SPOT will indemnify WVS for damages attributed to manufacturing. SPOT also agrees to advise and work with WVS in the area of product liability coverage and insurance, and if possible will include this product from both a design and manufacturing point of view under its existing products liability coverage. If appropriate, WVS agrees to pay SPOT for 50% of the cost of additional coverage for this item, in order to provide proper insurance for XLV and offset any additional cost to SPOT.

9.0  Dispute



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     Any dispute arising in connection with this Agreement will be resolved in the following order;

        1) Face to Face negotiations between senior executives of each company.

        2) By mediation in Southern California with a mediator selected in accordance with procedures of the American Arbitration Association.

        3) If no resolution is achieved within 30 days after mediation is requested, then both parties agree to binding arbitration in accordance with commercial arbitration rules of the American Arbitration Association. If said arbitration is requested by SPOT, then such action shall take place in Southern California. If requested by WVS, such action shall take place in Taipei, Taiwan. This Agreement shall be governed by the laws of the state of California without regard to choice of law rules.

10.0    Assignability

        SPOT and WVS both have the right to assign this Agreement to any of their majority-owned affiliated companies by providing 30 days prior notice to the other party. The party assigning the Agreement will not be denied said assignment by the other party unless it would materially affect the ability of the non-assigning party to continue under the terms of this Agreement.

11.0    Entire Agreement

        This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants, or obligations except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, purchase orders, understandings, negotiations, and discussions, written or oral, of the parties hereto.




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12.0    Notices.

        Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by certified mail to the respective parties at the address below, or to such other address as each party may hereafter specify in writing to the other.

        If to WVS:   Who?Vision Systems, Inc.
                     100 North Pointe Drive
                     Lake Forest, CA  92630
                     Telephone: 949-837-5350
                     Attention: Tzu Chiang Hsieh

        If to SPOT:  SPOT Technology, Inc.
                     No. 115 Community 4
                     Chang 16,
                     Tung Kuang Li,
                     Kuan Hsi Town,
                     Hsinchu Hsien,
                     Taiwan, ROC,
                     Telephone: 886-3-587-8966
                     Attention: Paul Yang

13.0    Relationship of Parties

        In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. At no time shall either party make commitments or incur any charges or expenses for, or in, the name of the other party.

14.0    Amendments.

        These terms and conditions may be amended only in writing by an authorized officer of each party to this document.




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15.0    XLV Agreement.

        This Agreement and the Distribution Agreement between WVS and SPOT of even date replace and supersede the XLV Agreement.





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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the 16th day of July, 1998.


Who? Vision Systems, Inc.                   SPOT Technology, Inc.

By: /s/ Alex Dickinson                      By: /s/ Jose Wong
    ------------------------------              -------------------------------

Name: Alex Dickinson                        Name: /s/ Jose Wong

Title: Chief Financial Officer              Title: President



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